Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
SAN JUAN BASIN ROYALTY TRUST
ANNOUNCES 2009 CAPITAL PLAN
     FORT WORTH, Texas, January 29, 2009 – Compass Bank (the “Trustee”) as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”), today announced the capital project plan for 2009 as delivered to it by Burlington Resources Oil & Gas Company LP (“Burlington”). Capital expenditures for 2009 for properties subject to the Trust’s royalty interest are estimated to be $25.2 million.
     The principal asset of the Trust is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in properties now owned by Burlington (the “Underlying Properties”) located in the San Juan Basin and more particularly in San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico. Burlington is the operator of the majority of the Underlying Properties.
     Burlington’s announced 2009 plan for the Underlying Properties includes 431 projects at an estimated cost of $25.2 million. Approximately $6 million of that budget is allocable to 49 new wells, including 39 wells scheduled to be dually completed in the Mesaverde and Dakota formations. Burlington indicates that four of the new wells are projected to be drilled to formations producing coal seam gas. Approximately $7.1 million will be spent on workovers and facilities projects and $12.1 million will be spent on projects budgeted in prior years. Burlington reports that based on its actual capital requirements, the pace of regulatory approvals, the mix of projects and swings in the price of natural gas, the actual capital expenditures for 2009 could range from $10 million to $45 million. Burlington also mentioned that the implementation of new rules restricting the use of open reserve pits and minimizing surface disturbances could reduce the number of projects due to increased compliance costs.
     Capital expenditures of $27 million were included in calculating royalty income paid to the Trust in calendar year 2008. Approximately $12.5 million covered 162 projects budgeted for 2008, including the drilling of 38 new wells operated by Burlington and three new wells operated by third parties. Approximately half of those costs were incurred in new drilling activity. The balance of the expenditures was attributable to the workover of existing wells and the maintenance and improvement of production facilities.
     The capital expenditures reported by Burlington in calculating royalty income for 2008 included approximately $14.5 million attributable to the capital budgets for prior years. This occurs because capital expenditures are deducted in calculating royalty income in the month they are accrued, and projects within a given year’s budget often extend into subsequent years. Further, Burlington’s accounting period for capital expenditures runs through November 30 of each calendar year, such that capital expenditures incurred in December of each year are actually accounted for as part of the following year’s capital expenditures. Also, for wells not operated by Burlington, Burlington’s share of capital expenditures may not actually be paid by it until the year or years after those expenses were incurred by the operator.
     Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@compassbank.com